EXHIBIT 99.1

Red Robin Completes Acquisition of 32 Franchised Restaurants
in the United States and Canada

GREENWOOD VILLAGE, Colo., July 15, 2014 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced it has completed the acquisition of 32 Red Robin® franchised restaurants in the United States and Canada, for approximately $40 million from Mach Robin, LLC and Mach Robin, LLC’s Canadian affiliate. Mach Robin, LLC is a subsidiary of 5B Investments, Inc.

“This acquisition is a significant step in support of our expansion strategy. We are pleased to have completed this acquisition and to welcome over 2,000 team members to engage our guests in these new corporate locations,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “Our plan is to employ the same strategic approach to enhance the acquired operations that we utilized so successfully across our corporate-owned restaurants. Most importantly, we intend to respect Mach Robin’s long-standing guests and make decisions that will further cement their relationship and affinity for our brand.”

The 14 U.S. restaurants are located in Illinois, Idaho, Nevada, New Mexico, and Utah. The 18 Canadian restaurants are located in the provinces of British Columbia and Alberta. The Company plans to maintain the Canadian office in Vancouver, British Columbia.

The acquisition price was paid in cash using borrowings under the Company’s credit facility. The Company will provide additional information with regards to the transaction when it reports results of the fiscal second quarter ended July 13, 2014.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, recently earning the restaurant the 2014 VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are nearly 500 Red Robin® restaurants across the United States and Canada, including Red Robin’s Burger Works® locations and those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.

About 5B Investments, Inc
5B Investments, Inc (www.5binvestments.com), founded in 1989, is a privately held corporation holding interests in commercial, industrial, residential, self-storage, and restaurant projects throughout the U.S and Canada exceeding revenues of $100 million.

Forward-Looking Statements
Forward-looking statements in this press release regarding our expectations, plans, strategy, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: our ability to integrate the acquired restaurants and operate them as expected; our ability to successfully integrate personnel at the acquired restaurants; effectiveness of our management strategies and decisions; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Maria Frank, Coyne PR
(310) 395-6110

For investor relations questions contact:
Stuart Brown, Chief Financial Officer
(303) 846-6000

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